Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 146 to Registration Statement No. 002-58542 on Form N–1A of our report dated November 16, 2017 relating to the financial statements and financial highlights of Fidelity Series Floating Rate High Income Fund, a fund of Fidelity Summer Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Summer Street Trust for the year ended September 30, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 22, 2017